Exhibit 10.1
May 21, 2008
Peter D. Johnson
Chief Executive Officer
c/o Quanta Capital Holdings Ltd.
22 Church Street,
Penthouse
Hamilton HM 11
Bermuda
Re: 280G Tax Gross-Up Agreement
Dear Peter:
     1. In consideration of your continued employment with Quanta Capital Holdings Ltd., a company organized under the laws of Bermuda (“Quanta”) after the date hereof, in the event that it shall be determined that any amount or benefit (including any cash out of stock options) that is paid or distributed to you by Quanta, any affiliated company, any person who acquires ownership or effective control of Quanta or ownership of a substantial portion of Quanta’s assets (within the meaning of Section 280G of the U.S. Internal Revenue Code or 1986, as amended (the “Code”), and the regulations thereunder) or any affiliate of such person (collectively, the “Covered Payments” and such acquisition, the “Transaction”) would be subject to the excise tax imposed under Section 4999 of the Code or any interest or penalties with respect to such excise tax, or any similar tax that may hereafter be imposed (such excise tax, any such interest or penalties, and any such similar tax are collectively referred to as the “Excise Tax”), Quanta shall pay to you at the time specified in this letter agreement (the “Agreement”) an additional amount (the “Gross-Up Payment”) such that the net amount retained by you with respect to such Covered Payments, after deduction of any Excise Tax on the Covered Payments and any U.S. federal, state and local income or employment tax and Excise Tax on the Gross-Up Payment provided for by this Agreement, but before deduction for any U.S. federal, state or local income or employment tax withholding (or similar tax withholding under laws of a jurisdiction outside of the U.S.) on such Covered Payments, shall be equal to the amount of the Covered Payments.
     2. All determinations and calculations required to be made under this Agreement shall be made in accordance with the principles of Section 280G of the Code by an independent accounting firm in the United States selected by you and reasonably acceptable to Quanta (the “Accounting Firm”). In the event that the Accounting Firm is serving as accountant or auditor to the individual entity or group effecting the transaction or event that gives rise to
Quanta Capital Holdings Ltd. 22 Church Street, Penthouse, Hamilton HM 11, Bermuda
Tel: 441-294-6350 Fax: 441-294-6390 www.quantaholdings.com

the obligation to make the Covered Payment, you shall appoint another accounting firm reasonably acceptable to Quanta to make the determination required (which accounting firm shall then be referred to as the Accounting Firm hereunder). All reasonable fees and expenses of the Accounting Firm shall be borne solely by you. The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, to you and Quanta within ten business days of the receipt of notice from you that there has been made or will be made a Covered Payment, or such earlier time as is requested by Quanta. If the Accounting Firm determines that no Excise Tax is payable by you, it shall furnish you with a written statement that it has concluded that no Excise Tax is payable (including the reasons therefor) and that you have substantial authority not to report any Excise Tax on your U.S. federal income tax return. If a Gross-Up Payment is determined to be payable, it shall be paid to you at such time as is provided in this Agreement. Any determination by the Accounting Firm shall be binding upon Quanta and you, absent manifest error.
     3. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay: (a) U.S. federal income taxes at the highest applicable marginal rate of U.S. federal income taxation for the calendar year in which the Gross-Up Payment is to be made; and (b) any applicable state, local and non-U.S. income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from the deduction of such state, local or non-U.S. taxes if paid in such year.
     4. In the event that the Excise Tax is subsequently determined by the Accounting Firm or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the Gross-Up Payment made, you shall repay to Quanta, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Gross-Up Payment that would not have been paid if such Excise Tax had been applied in initially calculating such Gross-Up Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code (an “Overpayment”). In the case of an Overpayment, you shall, at the direction and expense of Quanta, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, Quanta, and otherwise reasonably cooperate with Quanta to obtain a refund for the excess amount. Notwithstanding the foregoing, in the event of an Overpayment that has been paid to any U.S. federal, state, local or non-U.S. tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to you, and interest payable to
Quanta Capital Holdings Ltd. 22 Church Street, Penthouse, Hamilton HM 11, Bermuda
Tel: 441-294-6350 Fax: 441-294-6390 www.quantaholdings.com

Quanta shall not exceed interest received or credited to you by such tax authority for the period it held such portion. You and Quanta shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if your good faith claim for refund or credit is denied.
     5. In the event that the Excise Tax is later determined by the Accounting Firm or pursuant to any proceeding or negotiations with the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), Quanta shall promptly make an additional Gross-Up Payment in respect of such excess (plus any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined.
     6. The Gross-Up Payment (or portion thereof) provided for in this Agreement shall be paid to you not later than ten (10) business days following the date the Determination has been delivered to you or Quanta; provided that such Gross-Up Payment shall in no event be made earlier than the date of the closing of the Transaction (the “Payment Date”). Notwithstanding the immediately preceding sentence, if the amount of such Gross-Up Payment (or portion thereof) cannot be finally determined on or before the date on which payment is due, Quanta shall pay to you on the Payment Date an amount estimated in good faith by the Accounting Firm to be the minimum amount of such Gross-Up Payment and shall pay the remainder of such Gross-Up Payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, provided that the entire amount of the Gross-Up Payment shall in all events be paid no later than the end of your taxable year next following your taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Covered Payment are remitted to the Internal Revenue Service or any other applicable taxing authority. In the event that the amount of the estimated Gross-Up Payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by Quanta to you, payable on the fifth (5th) business day after written demand by Quanta for payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).
     7. To the extent that the Gross-Up Payment is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including the regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto (the “Guidance”). Quanta reserves the right, to the extent Quanta deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that all benefits provided
Quanta Capital Holdings Ltd. 22 Church Street, Penthouse, Hamilton HM 11, Bermuda
Tel: 441-294-6350 Fax: 441-294-6390 www.quantaholdings.com

under this Agreement are made in a manner that qualifies for exemption from or complies with Section 409A of the Code (which amendment may be retroactive to the extent permitted by the Guidance); provided, however, that Quanta makes no representations that the compensation or benefits provided under this Agreement will be exempt from Section 409A of the Code and makes no undertakings to preclude Section 409A of the Code from applying to the benefits provided under this Agreement.
     8. This Agreement and all disputes or controversies arising out of or relating to this Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the internal laws of the State of New York without regard to principles of conflicts of law that would apply any other law.
     9. The parties hereby irrevocably submit to the jurisdiction of the courts of the Borough of Manhattan, State of New York and the Federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement, and hereby waive, and agree not to assert as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in this Section 9 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.
     10. All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given (a) when sent if sent by facsimile or email; provided that the receipt of such fax or email is promptly confirmed in writing or by telephone confirmation thereof, (b) when delivered, if delivered personally to the intended recipient and (c) two business days following sending by overnight delivery via a national or international courier service, and in each case, addressed to a party at the following address for such party:
if to Quanta:
Quanta Capital Holdings Ltd.
22 Church Street,
Quanta Capital Holdings Ltd. 22 Church Street, Penthouse, Hamilton HM 11, Bermuda
Tel: 441-294-6350 Fax: 441-294-6390 www.quantaholdings.com

Penthouse
Hamilton HM 11
Bermuda
Attention: Chief Executive Officer
if to you:
Peter D. Johnson
36 Hubbard Avenue
Red Bank, New Jersey 07701
or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.
     10. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by you or your beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal personal representative.
     11. This Agreement represents the entire Agreement and understanding between Quanta and you concerning the Gross-Up Payment. This Agreement supersedes any prior agreement or understanding of the parties with respect to the subject matter hereof.
     12. No provision of this Agreement may be amended unless and to the extent such amendment is agreed to in writing and signed by both you and an authorized officer of Quanta. No waiver by either party of any breach by the other party of any condition, obligation, performance or provision contained in this Agreement shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the party to be charged with the waiver.
     13. If any provision of this Agreement of the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or voice, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.
     14. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as the original and shall constitute an effective, binding agreement on the part of each of the undersigned.
Quanta Capital Holdings Ltd. 22 Church Street, Penthouse, Hamilton HM 11, Bermuda
Tel: 441-294-6350 Fax: 441-294-6390 www.quantaholdings.com

     15. If any legal action, arbitration or other proceeding is brought to interpret or enforce the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and any other costs incurred in that proceeding, in addition to any other relief to which it is entitled.
IN WITNESS WHEREOF, the undersigned have executed this Agreement.
QUANTA CAPITAL HOLDINGS LTD.

By:	/s/ Jonathan J.R. Dodd Jonathan J.R. Dodd
Title:	Chief Financial Officer

Accepted: May 21, 2008

/s/ Peter D. Johnson
Peter D. Johnson
Quanta Capital Holdings Ltd. 22 Church Street, Penthouse, Hamilton HM 11, Bermuda
Tel: 441-294-6350 Fax: 441-294-6390 www.quantaholdings.com